UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018 (April 24, 2018)

FRED’S, INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number 001-14565

Tennessee		62-0634010
(State or other Jurisdiction of Incorporation)		(IRS Employer Identification No.)

4300 New Getwell Road, Memphis, Tennessee 38118

(Address of principal executive offices)

(901) 365-8880

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 24, 2018, Michael K. Bloom resigned from his position as the Company’s Chief Executive Officer and a director to pursue other opportunities. His resignation was not a result of any disagreement with the Company or its operations. In connection with his resignation, Mr. Bloom executed a Separation Agreement and General Release, effective as of April 24, 2018, pursuant to which he will continue to receive his regular base salary through May 24, 2018, and will receive severance payments totaling $1,166,666.67 and the continuation of benefits in exchange for a general release of all claims against the Company. Mr. Bloom has agreed to certain confidentiality, non-competition and non-solicitation provisions. The foregoing description of the Separation Agreement does not purport to be complete and is subject to, and qualified, in its entirety by, the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Effective April 24, 2018, in connection with the resignation of Mr. Bloom, the Board appointed Joseph M. Anto, the Company's Executive Vice President, Chief Financial Officer and Secretary, to serve as the Company's Interim Chief Executive Officer. Mr. Anto will continue to serve as the Company's Chief Financial Officer during his tenure as Interim Chief Executive Officer.

Mr. Anto, age 39, has served as the Company’s Executive Vice President, Chief Financial Officer and Secretary since February 1, 2018 and as a consultant to the Company since July 2017. From 2015 to February 2018, he served as Senior Vice President of Strategy and M&A at MediaNews Group, Inc. (d/b/a Digital First Media), one of the largest newspaper companies in the U.S. by circulation. From 2014-2015, he was Vice President of Business Development for MediaNews Group and also CEO at Jobs in the US, a subsidiary of MediaNews with regionally focused job board sites in New England. From 2013-2014 he was Managing Director at Digital First Ventures, the strategic investing division of MediaNews Group. In 2009 he co-founded RumbaTime, LLC, a fashion brand focused on timepieces and accessories and served as the Company's CEO until 2012 From 2006-2009 Mr. Anto was a Senior Analyst and Director of Investments at Harbinger Capital Partners, a multi-strategy investment firm, where he managed one of the largest merchant power investment portfolios in the sector, accounting for approximately 30% of the Fund's assets and completed M&A and debt financing transactions totaling over $4 billion in value. Prior to his time at Harbinger, Mr. Anto was an associate at ABS Capital Partners, a later-stage venture capital firm, and an analyst at First Union Securities in their technology investment banking group. He has previously served on the boards of private merchant power companies Kelson Energy Inc. and Kelson Canada, CIPS Marketing Group Inc. and was also previously on the board at Rumbatime. He has a BBA from Emory University and an MBA from Columbia University.

Item 8.01. Other Events

On April 27, 2018, the Company issued a press release announcing the changes to the Company’s executive leadership. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Separation Agreement and General Release, effective April 24, 2018, among Michael K. Bloom and the Company

99.1	Press Release of Fred’s, Inc., dated April 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRED’S INC.

Date: April 27, 2018	By:	/s/ Joseph M. Anto
	Name:	Joseph M. Anto
	Title:	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer and Secretary